                                                                     EXHIBIT 3.4
                          CERTIFICATE OF DESIGNATIONS

                                      OF

            SERIES B $3.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                      OF

                         AK STEEL HOLDING CORPORATION

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware
                       _________________________________

     AK Steel Holding Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in
                                                           -----------
accordance with the provisions of Section 151 of such law DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, as amended (the "Certificate of
                                                                  --------------
Incorporation"), the Board of Directors adopted the following resolution:
-------------

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation be, and hereby is, created and that the powers designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, are as follows:

     Section 1. Designation. The series of preferred stock established hereby shall be created out of the authorized shares of the Corporation's existing class of Preferred Stock (as defined in the Certificate of Incorporation) and shall be designated as the "Series B $3.625 Cumulative Convertible Preferred
                            ------------------------------------------------
Stock." The number of shares constituting such series shall be 2,700,000 and are
-----
referred to herein as the "$3.625 Preferred Stock."
                           ----------------------

     Section 2.  Future Increase or Decrease of Class and Series.

     (a) For so long as any shares of $3.625 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding $3.625 Preferred Stock, increase the authorized number of shares of Preferred Stock or create any class or series of capital stock which ranks equally with or prior to the $3.625 Preferred Stock.

     (b) The number of authorized shares of $3.625 Preferred Stock may be increased (but not above the number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of $3.625 Preferred Stock then outstanding) by the Board of Directors, in its sole discretion, without the consent of the holders of outstanding shares of $3.625 Preferred Stock.

     Section 3. Stock Ranking Junior to $3.625 Preferred Stock. Whenever reference is made herein to stock or shares "ranking junior to the $3.625 Preferred Stock" such reference shall mean and include the Common Stock, the Series A Junior Preferred Stock and any other authorized class of the Corporation's capital stock in respect of which the rights of the holders as to the payment of dividends and as to distributions in the event of dissolution, liquidation or winding up of the Corporation are subordinate to the rights of the holders of the $3.625 Preferred Stock.

     Section 4.  Dividends.

     (a) Holders of outstanding shares of $3.625 Preferred Stock shall be entitled to receive, subject to the rights of holders of any class of stock of the Corporation or series thereof ranking senior to the $3.625 Preferred Stock in respect of dividends and distribution, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends at the rate of $3.625 per share per annum and no more, payable in cash quarterly in equal installments on the last day of each March, June, September and December. Dividends shall be cumulative, whether or not earned, and shall accrue on each share of $3.625 Preferred Stock from September 30, 1999, except that dividends on shares of $3.625 Preferred Stock issued after the first date of issue of any shares of $3.625 Preferred Stock shall accrue on each such share from the quarterly dividend payment date next preceding the date of issue of each such share; provided, that

          (i) if the date of issue is a quarterly dividend payment date or a date between the record date for the determination of holders of $3.625 Preferred Stock entitled to receive a quarterly dividend and the payment date for such quarterly dividend, such dividends shall be cumulative and shall accrue from such quarterly dividend payment date, and

          (ii) if any shares of $3.625 Preferred Stock are issued at a time when cumulative dividends are in arrears on previously issued shares of $3.625 Preferred Stock, dividends on such newly issued shares shall be cumulative and shall accrue in an amount equal to the dividends accrued and unpaid on such previously issued shares of $3.625 Preferred Stock.

     (b) Dividends payable on $3.625 Preferred Stock for any period less than a full quarter shall be computed on the basis of a 360-day year.

     (c)  Accumulations of dividends shall not bear interest.

     Section 5. Restrictions on Payment of Dividends. So long as any $3.625 Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend or make any distribution on, or purchase, or cause to be purchased, or redeem, any stock ranking junior to the $3.625 Preferred Stock, nor shall any money be paid or set aside or made available for a purchase fund or sinking fund for the purchase or redemption of any shares of such junior stock unless

          (i) accrued dividends for all past dividend periods on all outstanding shares of $3.625 Preferred Stock shall have been paid and the dividend on all outstanding shares of $3.625 Preferred Stock for the then current quarterly dividend period shall have been paid or declared and provided for; and

          (ii) the net assets of the Corporation shall not thereby be reduced below the aggregate preferential amounts to which the then outstanding shares of $3.625 Preferred Stock would be entitled upon the involuntary liquidation, dissolution or winding up of the Corporation.

     Section 6. Rights Upon Default in Payment of Dividends. If the Corporation shall have failed to pay, or declare and set apart for payment, when due, dividends on all outstanding shares of $3.625 Preferred Stock in an amount equal to six quarterly dividends upon such shares, the number of Directors of the Corporation shall be increased by two at the first annual meeting of the stockholders of the Corporation held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of $3.625 Preferred Stock shall have been paid, or declared and set apart for payment, in full, the holders of the outstanding shares of $3.625 Preferred Stock shall have the right, voting as a separate class, to elect such two additional members of the Board of Directors to hold office until the annual meeting of shareholders held next after their election and the election and qualification of their successors or until such payment, or such declaration and setting apart for payment, in full, whichever period is shorter; provided, that during any period of time in which the holders of shares of $3.625 Preferred Stock shall have the right to elect two Directors of the Corporation as set forth in this Section 6, the voting right conferred upon the holders of $3.625 Preferred Stock by Section 8 shall be suspended with respect to the election of Directors, but shall otherwise continue in effect. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional Directors so elected shall forthwith terminate, and the number of Directors of the Corporation shall be reduced by two and the right of the holders of shares of $3.625 Preferred Stock to vote pursuant to this Section 6 shall cease, subject to increase in the number of Directors as aforesaid and to revesting of such voting right in the event of each and every additional failure in the payment of dividends in an amount equal to six quarterly dividends as aforesaid.

     Section 7. Liquidation Rights. Upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to the holders of any class of stock ranking junior to the $3.625 Preferred Stock, the holders of $3.625 Preferred Stock shall be entitled to be paid in cash

Fifty Dollars ($50.00) per share plus an amount equal to all dividends thereon accrued and unpaid computed to the date on which payment thereof is made available. If the net assets of the Corporation shall be insufficient to permit the payment to holders of all outstanding shares of $3.625 Preferred Stock of the full amount to which they are entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of all outstanding shares of $3.625 Preferred Stock in proportion to the amounts to which they are respectively entitled. After payment to holders of the $3.625 Preferred Stock of the full preferential amounts aforesaid, the holders of the $3.625 Preferred Stock, in their capacity as such, shall have no right or claim to any of the remaining assets of the Corporation, which remaining assets shall be distributed among the holders of shares ranking junior to the $3.625 Preferred Stock in accordance with their respective rights thereto. The sale, lease or conveyance of all the property and assets of the Corporation to, or the merger or consolidation of the Corporation into or with, any other corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 7.

     Section 8. Voting Rights. The holders of $3.625 Preferred Stock shall be entitled at all times to one vote for each share of $3.625 Preferred Stock in respect of all matters to be voted upon by stockholders of the Corporation generally, including the election of Directors, and shall vote, without regard to class or series (except as required pursuant to Sections 2(a), 6 or 9 hereof), together with the holders of each other class and series of capital stock of the Corporation entitled to vote.

     Section 9. Amendments Materially Altering Provisions of Outstanding $3.625 Preferred Stock. The Corporation shall not adopt, without the affirmative vote of holders of two-thirds of the outstanding shares of $3.625 Preferred Stock, voting as a separate class, any amendment to the Certificate of Incorporation that materially alters any existing rights of the holders of the outstanding $3.625 Preferred Stock.

     Section 10. Preemptive Rights. No holder of $3.625 Preferred Stock shall, as such holder, have any preemptive right in, or preemptive right to subscribe to, any additional $3.625 Preferred Stock or any shares of any other class of stock, or any bonds, debentures or other securities convertible into or exchangeable for shares of stock of any class or series.

     Section 11. Prohibitions Against Reissue or Resale. All shares of $3.625 Preferred Stock that are purchased, redeemed, converted, exchanged or otherwise acquired by the Corporation shall be retired and none of such shares shall be reissued or resold.

     Section 12. Redemption. At the option of, and to the extent fixed by, the Board of Directors, the Corporation may redeem at any time, or from time to time, shares of $3.625 Preferred Stock, as a whole or in part, at the following redemption prices, plus in each case, accrued and unpaid dividends thereon to the date fixed by the Board of Directors for redemption:

     If redeemed prior to October 15, 1999, $51.4500, and if redeemed during the twelve-month period commencing October 15:


                                                        Amount
     Year                                             Per Share
     ----                                             ----------
     1999                                              $ 51.0875
     2000                                              $ 50.7250
     2001                                              $ 50.3625
     2002 and thereafter                               $ 50.0000;


provided, that not less than thirty days prior to the date fixed for any such redemption, a notice of the time and place thereof shall be given to the holders of record of the shares of $3.625 Preferred Stock so to be redeemed by mailing a copy of such notice to such holders at their respective addresses as the same appear on the books of the Corporation and, if the Board of Directors shall so determine, by publication of notice in such manner as may be prescribed by resolution of the Board of Directors. Notice of every redemption shall state the redemption date; the number of shares of $3.625 Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the redemption price; the place or places where certificates for such shares are to be surrendered for payment of the redemption price; the then current conversion rate; and the date the conversion right terminates. In case of redemption of less than all of the outstanding shares of $3.625 Preferred Stock, the redemption shall be made pro rata or the shares to be redeemed shall be chosen by lot in such manner as may be prescribed by resolution of the Board of Directors.

     At any time after notice of redemption has been given in the manner herein prescribed, the Corporation may deposit with any bank or trust company having capital and surplus of at least $5,000,000 that shall be named in such notice, in trust for the holders of the shares so to be redeemed, the amount of the aggregate redemption price payable on the date fixed for redemption to the respective orders of such holders upon endorsement to the Corporation or otherwise as may be required and surrender of the certificates for such shares. Upon deposit of the aggregate redemption price, as aforesaid, or, if no such deposit is made, upon said redemption date (unless the Corporation shall default in making payment of the redemption price as set forth in said notice) such holders shall cease to be stockholders with respect to said shares and shall be entitled only to receive the redemption price on or after the date fixed for redemption, without interest thereon, upon endorsement, if required, and surrender of the certificates for such shares as aforesaid; provided, however, that no such deposit in trust shall be deemed to terminate any conversion rights to which any such holder may otherwise be entitled. Any funds so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid by such bank or trust company to the Corporation upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for payment of the redemption price thereof. Any funds so deposited which shall not be required for such redemption because of the exercise subsequent to the date of such deposit of any right of conversion shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and shall be paid to it from time to time.

     If at any time the Corporation shall have failed to pay accrued dividends in full on the outstanding $3.625 Preferred Stock, thereafter and until such dividends shall have been paid in full or declared and set apart for payment in full, the Corporation shall not redeem any shares of $3.625 Preferred Stock (except pursuant to a redemption of all of the shares of $3.625 Preferred Stock then outstanding) or, directly or indirectly, purchase any shares of $3.625 Preferred Stock. Subject to the foregoing, any shares of $3.625 Preferred Stock may be purchased by the Corporation.

     The shares of $3.625 Preferred Stock shall not be entitled to the benefit of any sinking fund to be applied to the purchase or redemption thereof.

     Section 13.  Conversion Rights.

     (i) The shares of $3.625 Preferred Stock shall be convertible at the option of the respective holders thereof, at any time after the date of issue, into shares of Common Stock of the Corporation (hereinafter, "Common Stock"), as
                                                              ------------
such shares may be constituted on the Conversion Date (as hereinafter defined), at the rate of 2.60 shares of Common Stock for each share of $3.625 Preferred Stock, subject to adjustment as provided herein and to the provisions of subsection (ix) of this Section 13; provided that, as to any shares of $3.625 Preferred Stock that shall have been called for redemption, the conversion right shall terminate at the close of business on the fifth day preceding the date fixed for redemption unless default shall be made in the payment of the redemption price plus accrued and unpaid dividends.

     (ii) The holder of a share or shares of $3.625 Preferred Stock may exercise the foregoing conversion right as to any of such shares by delivering to the Corporation during regular business hours, at the office of the transfer agent for the $3.625 Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank (or to the Corporation, if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such certificate or certificates have been so received by the Corporation or its transfer agent, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the
                  ---------------
Corporation shall issue and deliver to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check, cash, scrip certificate or other adjustment, at the election of the Corporation, in respect of any fraction of a share as provided in subparagraph (iv) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of Common Stock of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a holder of Common Stock of record on the next succeeding date on which the transfer books are open, but the conversion rate shall be that in effect on the Conversion Date.

     (iii) No payment or adjustment shall be made for dividends accrued but unpaid (even though the record date, but not the payment date, with respect thereto shall have preceded the Conversion Date) on any shares of $3.625 Preferred Stock converted (or for dividends on any shares of Common Stock issuable on conversion), but until all dividends accrued and unpaid on such shares of $3.625 Preferred Stock up to the quarterly dividend payment date next preceding the Conversion Date shall have been paid to the converting holder or to his assigns, or declared and set apart for such payment, in full, no dividend shall be paid or set apart for payment or declared on the Common Stock or on any other class of stock of the Corporation ranking as to dividends junior to the $3.625 Preferred Stock and no payments shall be made with respect to any purchase or acquisition of, or to any sinking fund with respect to, any class of stock of the Corporation ranking as to dividends or distribution of assets on a parity with or junior to the $3.625 Preferred Stock.

     (iv) The Corporation shall not be required to issue any fraction of a share of Common Stock upon conversion of any share or shares of $3.625 Preferred Stock. If more than one share of $3.625 Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of $3.625 Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion of the $3.625 Preferred Stock, the Corporation shall make an adjustment therefor in cash unless its Board of Directors shall have determined to adjust fractional interests by issuance of scrip certificates or in some other manner. Adjustment in cash shall be made on the basis of the current market value of one share of Common Stock, which shall be taken to be the last reported sale price of the Common Stock on the New York Stock Exchange on the last business day before the Conversion Date, or, if there was no reported sale price of the Common Stock on the New York Stock Exchange on the last business day before the Conversion Date, or if there was no reported sale on that day, the mean between the closing bid and asked quotations on that Exchange on that day or, if the Common Stock was not then listed on that Exchange, the mean between the lowest bid and the highest asked quotations in the over-the-counter market on that day.

     (v) The issuance of Common Stock upon conversion of shares of $3.625 Preferred Stock shall be without charge to the converting holder for any fee, expense or tax in respect thereof, but the Corporation shall not be required to pay any fee, expense or tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the shares of $3.625 Preferred Stock converted, and the Corporation shall not, in any such case, be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such fee, expense or tax or shall have established to the satisfaction of the Corporation that such fee, expense or tax has been paid.

     (vi) The conversion rate provided in subsection (i) shall be subject to the following adjustments, which shall be made to the nearest one-hundredth of a share of Common Stock or, to the next lower one-hundredth:

          (A) If the Corporation shall pay to the holders of its Common Stock a dividend in shares of Common Stock or in securities convertible into Common Stock, the conversion rate in effect immediately prior to the record date fixed for the determination of the holders of Common Stock entitled to such dividend shall be proportionately increased, effective immediately following such record date.

          (B) If the Corporation shall split the outstanding shares of its Common Stock into a greater number of shares or combine the outstanding shares of its Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be proportionately increased in the case of a split or decreased in the case of a combination, effective immediately following such action.

          (C) If the Corporation shall issue to the holders of its Common Stock, as a class, rights or warrants to subscribe for or purchase shares of its Common Stock at a price less than the Current Market Price (as defined below) of the Common Stock at the record date fixed for the determination of the holders of Common Stock entitled to such rights or warrants, the conversion rate in effect immediately prior to the record date shall be increased, effective immediately following such record date, to an amount determined by multiplying that conversion rate by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to the record date plus the number of additional shares of Common Stock so offered for subscription or purchase upon the exercise of such rights or warrants and the denominator of which is the number of shares of Common Stock outstanding immediately prior to the record date plus the number of shares of Common Stock that the aggregate subscription or purchase price of the total number of shares so offered would purchase at the Current Market Price of the Common Stock as of the record date. The term "Current Market Price" of the Common Stock at any record date shall
           --------------------
     mean the average of the daily last reported sale prices per share of the Common Stock on the New York Stock Exchange during the twenty (20) consecutive business days commencing with the thirtieth (30th) business day before that record date, provided, that if there was no reported sale on any such day or days there shall be substituted the mean between the closing bid and asked quotations on that Exchange on that day or days, and, provided further, that if the Common Stock was not listed on that Exchange on any such day or days there shall be substituted the mean between the lowest bid and the highest asked quotations on the over-the-counter market on that day or days.

          (D) If the Corporation shall distribute to the holders of its Common Stock any evidences of its indebtedness, or any rights or warrants to subscribe for any security other than its Common Stock, or any other assets (excluding dividends and distributions in cash to the extent permitted by law), the conversion rate in effect immediately prior to the record date fixed for the determination of the holders of Common Stock entitled to such distribution shall be increased, immediately following the record date, to an amount determined by multiplying such conversion rate by a fraction, the numerator of which is the Current Market Price of the Common Stock at the record date and the denominator of which is such Current Market Price less the fair market value (as determined by the Board of Directors, whose determination, in the absence of fraud, shall be conclusive) of the amount of evidences of indebtedness, rights or warrants, or other assets (excluding cash dividends and distributions as aforesaid) so distributed in respect of one share of Common Stock.

     No adjustment of the conversion rate in respect of this subsection (vi) shall be made unless the adjustment would require a change of at least 1% in the conversion rate, but any such adjustment shall be carried forward and taken into account in a subsequent adjustment, if any.

     Whenever the conversion rate is adjusted pursuant to this subsection (vi) the Corporation shall promptly place on file at the office of the transfer agent for the $3.625 Preferred Stock a statement signed by the Chairman, the President or any Vice President of the Corporation and by its Treasurer or an Assistant Treasurer showing in detail the facts requiring such adjustment and the conversion rate after such adjustment, and shall cause the transfer agent to mail copies of such statement to the holders of record of the $3.625 Preferred Stock.

     (vii) The Corporation may make such reductions in the conversion rate, in addition to those required by subsection (vi), above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

     (viii) In case of any reclassification or change of the outstanding shares of Common Stock (except a split or combination of shares) or in case of any consolidation or merger to which the Corporation is a party (except a merger in which the Corporation is the surviving corporation and which does not result in any reclassification of or change in the outstanding Common Stock except a split or combination of shares) or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, effective provision shall be made by the Corporation or the successor or purchasing corporation (a) so that the holder of each share of $3.625 Preferred Stock then outstanding shall thereafter have the right to convert such share of $3.625 Preferred Stock into the kind and amount of stock or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of $3.625 Preferred Stock might have been converted immediately prior thereto, and (b) so that there shall be subsequent adjustments of the conversion rate which shall be equivalent, as nearly as practicable, to the adjustments provided for in subsection (vi) above. The provisions of this subsection (viii) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

     (ix) The $3.625 Preferred Stock will initially be issuable in exchange for shares of the Class A $3.625 Cumulative Convertible Preferred Stock (the "Predecessor Preferred Stock") of Armco Inc. ("Armco") as a result of the merger
 ---------------------------                   -----
of Armco with and into AK Steel Corporation (the "Merger"). The Merger will
                                                  ------
constitute a "Change of Control" of Armco under the terms of the Predecessor Preferred Stock. Accordingly, in order to give effect to the change of control provisions of the Predecessor Preferred Stock, holders of shares of the $3.625 Preferred Stock who receive such shares in exchange for shares of the Predecessor Preferred Stock, will have the right and option, until the expiration of 45 days after the date of the Merger, to convert each such share of $3.625 Preferred Stock into the number of shares of Common Stock determined by dividing the redemption price then in effect (as set forth in Section 12 hereof) with respect to optional redemption by the Corporation by $16.98.

     (x) Shares of Common Stock issued upon conversion of shares of $3.625 Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall at all times reserve and keep available, free from preemptive rights, for the purpose of effecting the conversion of $3.625 Preferred Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of $3.625 Preferred Stock.

     Section 14. Change of Control. If there occurs a "Change of Control" (as defined below) with respect to the Corporation, each share of $3.625 Preferred Stock may be converted, at the option of the holder thereof at any time from the date of such Change of Control until the expiration of 45 days after the date of a notice by the Corporation to all holders of the outstanding shares of $3.625 Preferred Stock of the occurrence of the Change of Control, into the number of shares of Common Stock determined by dividing the redemption price then in effect (as set forth in Section 12) with respect to optional redemption by the Corporation by the greater of (a) the average of the daily last reported sale prices per share of the Common Stock on the New York Stock Exchange for the last five trading days before the Change of Control, provided that if there was no reported sale on any such day or days there shall be substituted the mean between the closing bid and asked quotations for the Common Stock on the New York Stock Exchange on that day or days, and provided further that if the Common Stock was not listed on the New York Stock Exchange on any such day or days there shall be substituted the mean between the lowest bid and the highest asked quotations for the Common Stock on the over-the-counter market on that day or days, or (b) $10.45. Upon a Change of Control, the Corporation may elect to pay holders of the $3.625 Preferred Stock exercising their conversion rights an amount equal to the applicable redemption price plus any accrued and unpaid dividends. If the Change of Control involves a consolidation, merger or sale of assets of the Corporation, the holders of the $3.625 Preferred Stock exercising their conversion rights will be entitled to receive the same consideration as received for the number of shares of Common Stock into which their shares of $3.625 Preferred Stock would have been converted pursuant to their special conversion rights.

     A "Change in Control" of the Corporation will be deemed to have occurred
        -----------------
(a) if as a result of a transaction or series of related transactions pursuant to a tender offer or otherwise, any person or entity (or group within the meaning of Section 13d-3 of the Securities Exchange Act of 1934), (i) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Corporation's outstanding voting securities or (ii) acquires 50% or more of the Corporation's assets, or (b) if the Corporation consolidates with or merges into or sells or transfers substantially all of its assets to another person and, as a result thereof, the existing shareholders of the Corporation immediately prior thereto hold less than 50% of the combined voting power of the shares, interest, participations or other equivalents in the equity interest of such other person.



                        [Signatures on Following Page]

          IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this Certificate of Designations to be signed by James L. Wainscott, its Vice President, Treasurer and Chief Financial Officer, this 30th day of September,
                                                       ----
1999.


                                        AK STEEL HOLDING CORPORATION


                                        By:  /s/ James L. Wainscott
                                            -------------------------
                                            James L. Wainscott,
                                            Vice President, Treasurer
                                               and Chief Financial Officer